Exhibit 99.2

Press Release

BioPharmX CEO Steps Down, Board Appoints Independent Director to Serve as Chairman

MENLO PARK, Calif., May 12, 2016 — BioPharmX Corporation (NYSE MKT: BPMX), a specialty pharmaceutical company developing products for the dermatology and women’s health markets, today announced the resignation of James Pekarsky, the company’s chairman, chief executive officer and treasurer.

President, co-founder and Director Anja Krammer will continue to manage the company, a role she has played since BioPharmX was established. CFO Greg Kitchener will assume the responsibilities of treasurer.

“The board appreciates Jim’s role in launching BioPharmX and his leadership in bringing the company to where it is today,” said independent Director Michael Hubbard, the company’s newly appointed chairman. “We are confident in Anja’s continued leadership and the company’s strategic direction as we bring novel new products to grow the company’s focus on dermatology.”

About BioPharmX® Corporation

BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company that seeks to provide products through proprietary platform technologies for prescription, over-the-counter and supplement applications in dermatology and women’s health. To learn more about BioPharmX, visit www.BioPharmX.com.

For further information:

Nina Brauer

Senior Manager, Marketing & Communications

nbrauer@biopharmx.com, (650) 889-5030

or

Jeffrey Awalt, Investor Relations

investors@biopharmx.com, (713) 825-3565

Media Contact

Jim Martinez, RightStoryGroup LLC, jim@rightstorygroup.com (312) 543-9026